      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2000
                                                   REGISTRATION NO. 333-[      ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CONCORD COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                  MASSACHUSETTS                                         04-2710876
          (STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)

                               600 NICKERSON ROAD
                        MARLBOROUGH, MASSACHUSETTS 01752
                                 (508) 460-4646
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JOHN A. BLAESER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CONCORD COMMUNICATIONS, INC.
                               600 NICKERSON ROAD
                        MARLBOROUGH, MASSACHUSETTS 01752
                                 (508) 460-4646
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                              KEVIN M. BARRY, ESQ.
                        TESTA, HURWITZ & THIBEAULT, LLP
                                125 HIGH STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
----------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
----------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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       TITLE OF EACH CLASS OF            AMOUNT TO BE                              PROPOSED MAXIMUM             AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED     PRICE PER SHARE(1)   AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share..............................     2,489,238            $28.69                $71,416,238               $18,853.89
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) The price of $28.69 share, which is the average of the high and low prices of the Common Stock of the Registrant reported on the Nasdaq National Market on May 1, 2000, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(2) Calculated pursuant to Section 6(b) of the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
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

SELLING STOCKHOLDERS' PROSPECTUS

                          CONCORD COMMUNICATIONS, INC.

                                2,489,238 SHARES

                                  COMMON STOCK

     This prospectus is offering 2,489,238 shares of our common stock for sale by certain selling stockholders. These selling stockholders acquired their stock in connection with our acquisition of Empire Technologies, Inc. completed on October 29, 1999, and our acquisition of FirstSense Software, Inc. completed on February 4, 2000. Empire and FirstSense are now wholly owned subsidiaries of Concord.

     We are receiving no proceeds from the sale of the shares offered for sale hereunder.

     Concord's common stock is traded on the Nasdaq National Market under the symbol "CCRD." The last reported sale price of the common stock on the Nasdaq National Market on May 1, 2000 was $29.75 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May   , 2000.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED HEREIN OR SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary of the Offering and the Company.....................    1
Risk Factors................................................    3
Use of Proceeds.............................................   11
Selling Stockholders........................................   11
Plan of Distribution........................................   13
Legal Matters...............................................   15
Experts.....................................................   15
Indemnification of Officers and Directors...................   15
Where You Can Find More Information.........................   15

     Network Health(R) is a registered trademark and eHealth(TM) is a trademark of Concord Communications, Inc.

                            ------------------------

                            SUMMARY OF THE OFFERING

     As used in this prospectus, "we," "us," "our" and "Concord" refer to Concord Communications, Inc., a Massachusetts corporation, and its wholly owned subsidiaries.

     This prospectus is offering 2,489,238 shares of the common stock of Concord Communications, Inc. for sale by certain selling stockholders. These selling stockholders acquired their stock in connection with our acquisition of Empire Technologies, Inc. completed on October 29, 1999, and our acquisition of FirstSense Software, Inc. completed on February 4, 2000. Empire and FirstSense are now wholly owned subsidiaries of Concord.

     We are receiving no proceeds from the sale of the shares offered for sale hereunder. We have agreed to pay the expenses associated with registering these shares and certain accounting and legal expenses of the individual selling stockholders but are not paying other expenses incurred by individual selling stockholders such as brokerage commissions. We may suspend the use of this prospectus during periods of time if there then exists material, non-public information relating to Concord that, in our reasonable opinion, would not be appropriate for disclosure.

                                  THE COMPANY

     Concord develops, markets and supports next-generation performance management solutions. With our recent acquisitions of Empire and FirstSense, we offer an integrated performance management solution spanning systems, applications, services and networks. By successfully managing performance across all of these key areas, our products ensure effective e-business. Our end-to-end performance view provides the critical insights needed to power day-to-day business and e-commerce operations for some of today's most successful corporations and service providers worldwide.

     By providing a global view of application, system and network performance, our products enable traditional corporate enterprises and companies engaged in e-commerce to manage effectively the service levels they are required to supply to their community of users, including internal end users and external customers and suppliers. In addition, service providers engaged in providing network and bandwidth services (Carriers), internet access (ISP's), web Carrier hosting, application services (ASP's) and outsourcing services use our products to manage the provision of those services to their end user customers. Our eHealth(TM) product family consists of a set of solutions that identify application and business process response time and availability problems and provide information about the underlying causes of those problems within particular applications, servers, networks or services being provided by a Carrier, ISP or ASP. Our software-only solutions provide instrumentation to gather critical application and system information but also retrieve vital network statistics from a wide range of network devices and operating systems. Extensive analysis is performed on the data and statistics gathered and output in the form of intuitive, informative, user friendly graphical reports that can be viewed on a historical basis or in real time. This information is critically important to IT and service provider executives, managers and technicians who in turn use it to proactively affect the availability, response time, performance and capacity of the services they are required to provide.

     On October 19, 1999, we entered into an Agreement and Plan of Reorganization providing for the merger of E Acquisition Corp., a wholly owned subsidiary of Concord, with and into Empire. The merger was effected on October 29, 1999. At the effective time of the merger, the issued and outstanding shares of Empire common stock were converted into 815,248 shares of our common stock. Please see the Current Report on Form 8-K dated October 29, 1999 and filed with the Securities and Exchange Commission (Commission) on November 12, 1999 and which is incorporated by reference into this prospectus.

     On January 20, 2000, we entered into an Agreement and Plan of Reorganization providing for the merger of F Acquisition Corp., a wholly owned subsidiary of Concord, with and into FirstSense. The merger was effected on February 4, 2000. Concord has reserved for issuance in connection with the merger 1,940,000 shares of Concord's common stock. Please see the Current Report on Form 8-K dated February 4, 2000 and filed with the Commission on February 10, 2000, the Current Report on Form 8-K/A (Amendment No. 1) dated February 4, 2000 and filed with the Commission on April 19, 2000, and the Current Report on

Form 8-K/A (Amendment No. 2) dated February 4, 2000 and filed with the Commission on April 21, 2000, all of which are incorporated by reference into this prospectus.

     Our principal executive offices are located at 600 Nickerson Road, Marlborough, Massachusetts, 01752 and our telephone number is (508) 460-4646.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.

     We do not provide forecasts of our future financial performance. From time to time, however, the information we provide or statements made by our employees may contain forward looking statements. This document contains forward looking statements. Any statements contained in this document that do not describe historical facts are forward looking statements. We make such forward looking statements under the provisions of the "safe harbor" section of the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this document are based on current expectations, but are subject to a number of risks and uncertainties. Our actual future results and actions may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed below.

WE HAVE A LIMITED OPERATING HISTORY. OUR FUTURE OPERATING RESULTS ARE UNCERTAIN.

     We changed our focus to network management software in 1991 and commercially introduced our first Network Health(R) product in 1995. Accordingly, we have only a limited operating history in the network performance management market upon which you can evaluate our business and prospects. We incurred significant net losses in each of the five fiscal years prior to earning a small profit in 1997. As of December 31, 1999, we had accumulated net losses of $11.0 million. Our limited operating history and our dependence on a single product family in an emerging market make the prediction of future results of operations difficult or impossible. Our prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive software industry.

WE CANNOT ASSURE THAT OUR REVENUES WILL GROW OR THAT WE WILL REMAIN PROFITABLE.

     Although we have achieved recent revenue growth and profitability for the fiscal years ended 1999, 1998 and 1997, we cannot assure that we can generate substantial additional revenue growth on a quarterly or annual basis, or that we can sustain any revenue growth that we achieve. In addition, we have increased, and plan to increase further, our operating expenses in order to:

     - fund higher levels of research and development;

     - increase our sales and marketing efforts;

     - develop new distribution channels;

     - broaden our customer support capabilities; and

     - expand our administrative resources in anticipation of future growth.

     To the extent that increases in our expenses precede or are not followed by increased revenue, our profitability will suffer. Our revenue must grow substantially in order for us to remain profitable on a quarterly or annual basis. In addition, in view of recent revenue growth, the rapidly evolving nature of our business and markets, our recent acquisitions and our limited operating history in our current market, we believe that one should not rely on period-to-period comparisons of our financial results as an indication of our future performance. In light of our strong performance in 1998, we used all of our remaining unrestricted tax net operating loss and credit carryforwards in 1998. Accordingly, we recorded a tax provision of $532,600 during 1998 and $5.6 million during 1999. The continuing restrictions on our future use of our net operating loss carryforwards will severely limit the benefit, if any, we will attribute to this asset.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     We are likely to experience significant fluctuations in our quarterly operating results caused by many factors, including, but not limited to:

     - changes in the demand for our products;

     - the timing, composition and size of orders from our customers, including the tendency for significant bookings to occur in the last month of each fiscal quarter;

     - our customers' spending patterns and budgetary resources for performance management software solutions;

     - the success of our new customer generation activities;

     - introductions or enhancements of products, or delays in the introductions or enhancements of products, by us or our competitors;

     - changes in our pricing policies or those of our competitors;

     - changes in the distribution channels through which products are sold;

     - our ability to anticipate and effectively adapt to developing markets and rapidly changing technologies;

     - changes in networking or communications technologies;

     - our ability to attract, retain and motivate qualified personnel;

     - changes in the mix of products sold by us and our competitors;

     - the publication of opinions about us and our products, or our competitors and their products, by industry analysts or others; and

     - changes in general economic conditions.

     Unlike other software companies with a longer history of operations, we do not derive a significant portion of our revenues from maintenance contracts, and therefore we do not have a significant ongoing revenue stream that may mitigate quarterly fluctuations in operating results. Furthermore, we are trying to expand our channels of distribution. Increases in our revenues will depend on our successful implementation of our distribution strategy. Due to the buying patterns of certain of our customers and also to our own sales incentive programs focused on annual sales goals, revenues in our fourth quarter could be higher than revenues in our first quarter of the following year. There also may be other factors, such as seasonality and the timing of receipt and delivery of orders within a fiscal quarter, that significantly affect our quarterly results, which are difficult to predict given our limited operating history.

     Our quarterly sales and operating results depend generally on:

     - the volume and timing of orders within the quarter;

     - the tendency of sales to occur late in fiscal quarters; and

     - our fulfillment of orders received within the quarter.

     In addition, our expense levels are based in part on our expectations of future orders and sales, which are extremely difficult to predict. A substantial portion of our operating expenses are related to personnel, facilities and sales and marketing programs. Accordingly, we may not be able to adjust our fixed expenses quickly enough to address any significant shortfall in demand for our products in relation to our expectations.

     Due to all of the foregoing factors, we believe that our quarterly operating results are likely to vary significantly in the future. Therefore, in some future quarter our results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely suffer.

THE MARKET FOR PERFORMANCE MANAGEMENT SOFTWARE IS EMERGING.

     The market for our products is in an early stage of development. Although the rapid expansion and increasing complexity of computer networks, systems and applications in recent years has increased the demand for performance management software products, the awareness of and the need for such products is a recent development. Because the market for these products is only beginning to develop, it is difficult to assess:

     - the size of this market;

     - the appropriate features and prices for products to address this market;

     - the optimal distribution strategy; and

     - the competitive environment that will develop.

     The development of this market and our growth will depend significantly upon the willingness of telecommunications carriers, ISPs, systems integrators and outsourcers to integrate performance management software into their product and service offerings. The market for performance management software may not grow or we may fail to properly assess and address the needs of this market.

OUR SUCCESS IS DEPENDENT UPON SALES TO TELECOMMUNICATIONS CARRIERS.

     We derive a significant portion of our revenues, and likely will continue to, from the sales of our products to telecommunications carriers. Our future performance depends upon telecommunications carriers' increased incorporation of our products and services as part of their package of product and service offerings to end users. Our products may fail to perform favorably in and become an accepted component of the telecommunications carriers' product and service offerings. The volume of sales of our products and services to telecommunications carriers may increase slower than we expect or may decrease.

MARKET ACCEPTANCE OF OUR EHEALTH(TM) PRODUCT FAMILY IS CRITICAL TO OUR SUCCESS.

     We currently derive substantially all of our revenues from our eHealth(TM) product family, and we expect that revenues from these products will continue to account for substantially all of our revenues for the foreseeable future. Broad market acceptance of these products is critical to our future success. We cannot assure that market acceptance of our eHealth(TM) product will increase or even remain at current levels. Factors that may affect the market acceptance of our products include:

     - the availability and price of competing products and technologies; and

     - the success of our sales efforts and those of our marketing partners.

     Moreover, if demand for performance management software products increases, we anticipate that our competitors will introduce additional competitive products and new competitors could enter our market and offer alternative products. Product introductions by our competitors may also reduce future market acceptance of our products.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE. OUR SUCCESS DEPENDS UPON MAINTENANCE OF STANDARD PROTOCOLS.

     The software industry is characterized by:

     - rapid technological change;

     - frequent introductions of new products;

     - changes in customer demands; and

     - evolving industry standards.

     The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our Network Health(R) product's analysis and reporting, as well as the quality of its reports, depends upon its utilization of the industry-standard Simple Network Management Protocol (SNMP) and the data resident in conventional Management Information Bases (MIBs). Any change in these industry standards, the development of vendor-specific proprietary MIB technology, or the emergence of new network technologies could affect the compatibility of our Network Health(R) product with these devices which, in turn, could affect its analysis and generation of comprehensive reports or the quality of these reports. Furthermore, although our products currently run on industry-standard UNIX operating systems and Windows NT, any significant change in industry-standard operating systems could affect the demand for, or the pricing of, our products.

WE MUST INTRODUCE PRODUCT ENHANCEMENTS AND NEW PRODUCTS ON A TIMELY BASIS.

     Because of rapid technological change in the software industry and potential changes in the performance management software market and industry standards, the life cycle of versions of our eHealth(TM) product is difficult to estimate. We cannot assure that:

     - we will successfully develop and market enhancements to our eHealth(TM) product or successfully develop new products that respond to technological changes, evolving industry standards or customer requirements;

     - we will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or new products; or

     - that such enhancements or new products will adequately address the requirements of the marketplace and achieve any significant degree of market acceptance.

OUR ACQUISITIONS MAY NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     In October 1999, we acquired Empire Technologies, Inc. Empire is a provider of solutions for proactive self-management of UNIX and Windows NT systems, as well as mission-critical applications. In February 2000, we acquired FirstSense Software, Inc. FirstSense is a provider of application response management solutions. Because these acquisitions will be recorded as "poolings-of-interests" for accounting and financial reporting purposes, we recorded the expenses of these acquisitions, which are substantial, in the period in which each acquisition occurred. The reporting of expenses of each acquisition as a current charge will have a significant adverse impact on our post-acquisition results of operations.

INTEGRATING OUR ACQUIRED PRODUCTS AND SERVICES MAY BE DIFFICULT.

     The anticipated benefits of our acquisitions may not be achieved unless, among other things, our operations, products, services and personnel are successfully combined with those of our acquired companies in a timely and efficient manner. The diversion of our attention, and any difficulties encountered in our transition processes, could harm the combined enterprise. We cannot assure that we will successfully integrate our acquired companies, because, among other things:

     - the products and services offered by us and our acquired companies are highly complex and have been developed independently; and

     - integration of our product lines with those of our acquired companies will require coordination of separate development and engineering teams from each company.

     If the anticipated benefits of our acquisitions are not achieved or are not achieved in a timely fashion, then our acquisitions could harm our operating results for a significant period of time that cannot now be determined.

THE MARKET FOR OUR PRODUCTS IS INTENSELY COMPETITIVE.

     The market for our products is new, intensely competitive, rapidly evolving and subject to technological change. Our current and future competitors include:

     - remote monitoring (RMON) probe vendors;

     - element management software vendors;

     - other performance analysis and reporting vendors;

     - companies offering network performance reporting services;

     - large network management platform vendors which may bundle their products with other hardware and software in a manner that may discourage users from purchasing our products; and

     - developers of network element management solutions.

     We expect competition to persist, increase and intensify in the future with possible price competition developing in our markets. Many of our current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources and name recognition than us. We do not believe our market will support a large number of competitors and their products. In the past, a number of software markets have become dominated by one or a small number of suppliers, and a small number of suppliers or even a single supplier may dominate our market. If we do not provide products that achieve success in our market in the short term, we could suffer an insurmountable loss in market share and brand name acceptance. We cannot ensure that we will compete effectively with current and future competitors.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY HARM OUR COMPETITIVE POSITION IN THE NETWORK MANAGEMENT SOFTWARE MARKET.

     Our success depends significantly upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights. These means afford only limited protection. We have six issued U.S. patents, seven pending U.S. patent applications, and various foreign counterparts. We cannot assure that patents will issue from our pending applications or from any future applications or that, if issued, any claims allowed will be sufficiently broad to protect our technology. In addition, we cannot assure that any patents that have been or may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would protect our proprietary rights. Failure of any patents to protect our technology may make it easier for our competitors to offer equivalent or superior technology. We have registered or applied for registration for certain trademarks, and will continue to evaluate the registration of additional trademarks as appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. Third parties may also independently develop similar technology without breach of our proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. In addition, our products are licensed under shrink wrap license agreements that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions.

WE LICENSE CERTAIN TECHNOLOGIES FROM THIRD PARTIES.

     We license from third parties, generally on a non-exclusive basis, certain technologies used in our products. The termination of any such licenses, or the failure of the third-party licensors to maintain adequately or update their products, could result in delay in our shipment of certain of our products while we seek to implement technology offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of our products or relating to current or future technologies, we cannot assure that we will be successful in doing so on commercially reasonable terms or at all.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS WOULD HARM OUR BUSINESS.

     Although we do not believe that we are infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products. Litigation may be necessary to protect our proprietary technology, and third parties may assert infringement claims against us with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive regardless of their merit. Infringement claims against us can cause product release delays, require us to redesign our products or require us to enter into royalty or license agreements, which agreements may not be available on terms acceptable to us or at all.

PRODUCT DEFECTS COULD RESULT IN LOSS OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS.

     As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. We cannot assure that, despite testing by us and testing and use by current and potential customers, errors will not be found in new products after we begin commercial shipments or, if discovered, that we will successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in our products could result in loss of or delay in market acceptance of our products, and alleviating such errors and failures could require significant expenditure of capital and other resources by us.

WE MAY NOT HAVE SUFFICIENT PROTECTION AGAINST PRODUCT LIABILITY CLAIMS.

     Since our products are used by our customers to predict future network problems and avoid failures of the network to support critical business functions, design defects, software errors, misuse of our products, incorrect data from network elements or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. We do not maintain product liability insurance. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. We provide warranties for our products for a period of time (currently three months) after purchase. Our license agreements generally do not permit product returns by the customer, and product returns for fiscal 1999, 1998 and 1997 represented less than 1.0% of total revenues during each of such periods. We cannot assure that product returns will not increase as a percentage of total revenues in future periods.

WE RELY ON STRATEGIC PARTNERS AND OTHER EVOLVING DISTRIBUTION CHANNELS.

     Our distribution strategy is to develop multiple distribution channels, including sales through:

     - strategic marketing partners, such as Cisco Systems;

     - value added resellers, such as Empowered Networks;

     - telecommunications carriers, such as MCI Communications Corporation;

     - OEMs, such as Lucent Technologies, Inc.; and

     - independent software vendors and international distributors.

     We have developed a number of these relationships and intend to continue to develop new "channel partner" relationships. Our success will depend in large part on our development of these additional distribution relationships and on the performance and success of these third parties, particularly telecommunications carriers and other network service providers. We have recently established many of our channel partner relationships. Accordingly, we cannot predict the extent to which our channel partners will be successful in marketing our products. We generally expect that our agreements with our channel partners may be terminated by either party without cause. None of our channel partners are required to purchase minimum quantities of our products and none of these agreements contain exclusive distribution arrangements. We may:

     - fail to attract important and effective channel partners;

     - fail to penetrate the market segments of our channel partners; or

     - lose any of our channel partners, as a result of competitive products offered by other companies, products developed internally by these channel partners or otherwise.

WE MAY FAIL TO MANAGE SUCCESSFULLY OUR GROWTH.

     We have experienced significant growth in our sales and operations and in the complexity of our products and product distribution channels. We have increased and are continuing to increase the size of our sales force and coverage territories. Furthermore, we have established and are continuing to establish additional distribution channels through third party relationships. Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational and financial resources and increase demands on our internal systems, procedures and controls.

OUR SUCCESS DEPENDS ON OUR RETENTION OF KEY PERSONNEL.

     Our performance depends substantially on the performance of our key technical and senior management personnel, none of whom is bound by an employment agreement. We may lose the services of any of such persons. We do not maintain key person life insurance policies on any of our employees. Our success depends on our continuing ability to identify, hire, train, motivate and retain highly qualified management, technical, and sales and marketing personnel, including recently hired officers and other employees. We experience intense competition for such personnel. We cannot assure that we will successfully attract, assimilate or retain highly qualified technical, managerial or sales and marketing personnel in the future.

OUR FAILURE TO EXPAND INTO INTERNATIONAL MARKETS COULD HARM OUR BUSINESS.

     We intend to continue to expand our operations outside of the United States and enter additional international markets, primarily through the establishment of additional reseller arrangements. We expect to commit additional time and development resources to customizing our products and services for selected international markets and to developing international sales and support channels. We cannot assure that such efforts will be successful.

     We face certain difficulties and risks inherent in doing business internationally, including, but not limited to:

     - costs of customizing products and services for international markets;

     - dependence on independent resellers;

     - multiple and conflicting regulations;

     - exchange controls;

     - longer payment cycles;

     - unexpected changes in regulatory requirements;

     - import and export restrictions and tariffs;

     - difficulties in staffing and managing international operations;

     - greater difficulty or delay in accounts receivable collection;

     - potentially adverse tax consequences;

     - the burden of complying with a variety of laws outside the United States;

     - the impact of possible recessionary environments in economies outside the United States; and

     - political and economic instability.

     Our successful expansion into certain countries will require additional modification of our products, particularly national language support. Our current export sales are denominated in United States dollars and we currently expect to continue this practice as we expand internationally. To the extent that international sales continue to be denominated in U.S. dollars, an increase in the value of the United States dollar relative to other currencies could make our products and services more expensive and, therefore, potentially less competitive in international markets. To the extent that future international sales are denominated in foreign currency, our operating results will be subject to risks associated with foreign currency fluctuation. We would consider entering into forward exchange contracts or otherwise engaging in hedging activities. To date, as all export sales are denominated in U.S. dollars, we have not entered into any such contracts or engaged in any such activities. As we increase our international sales, seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world may affect our total revenues.

OUR SYSTEMS ARE SUBJECT TO YEAR 2000 COMPLIANCE FAILURES.

     We were aware of the issues associated with the programming code in existing computer systems and software products as the millennium (Year 2000) approached. We set up a task force consisting of the Director of IT and Operations, the Manager of System Applications and representative personnel from each functional area. This task force addressed the Year 2000 issue in the following categories:

     - the Network Health(R) product;

     - internal business computer systems and software applications;

     - internal systems other than computer hardware and software; and

     - systems of our external suppliers and service providers.

     We also assessed our Year 2000 associated costs, risks and potential contingency plans. Despite our efforts with respect to the Year 2000 issue, we cannot assure that we would not suffer upon the failure of our products, our internal systems and applications or the systems of our third party suppliers and service providers to properly operate or manage data beyond 1999.

     We believe that we have identified and resolved all our Year 2000 issues. We realize, however, that it may not be possible to determine, at this time, with complete certainty that all Year 2000 problems affecting us were corrected. As a result, we could experience a significant number of operational inconveniences and inefficiencies that may divert our time and attention from our ordinary business activities.

OUR COMMON STOCK PRICE COULD EXPERIENCE SIGNIFICANT VOLATILITY.

     We completed an initial public offering of our common stock during October 1997. The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to:

     - variations in results of operations;

     - announcements of technological innovations or new products by us or our competitors;

     - changes in financial estimates by securities analysts; or

     - other events or factors.

     In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating results of such companies to meet market expectations in a particular quarter. Broad market fluctuations or any failure of our operating results in a particular quarter to meet market expectations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of our attention and resources.

WE MAY NEED FUTURE CAPITAL FUNDING.

     We plan to continue to expend substantial funds on the continued development, sales and marketing of the eHealth(TM) product family. We cannot assure that our existing capital resources, the proceeds from our initial public offering during October 1997 and any funds that may be generated from future operations together will be sufficient to finance our future operations or that other sources of funding will be available on terms acceptable to us, if at all. In addition, future sales of substantial amounts of our securities in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our securities.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of any of the shares being offered and sold by the selling stockholders pursuant to this prospectus. See "Selling Stockholders" and "Plan of Distribution". The principal purpose of this offering is to effect an orderly disposition of the shares of our common stock being offered and sold from time to time by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth as of March 31, 2000, the following:

          (i) the name of each selling stockholder;

          (ii) the number of shares of our common stock and the percentage of our outstanding common stock beneficially owned by each such selling stockholder before this offering;

          (iii) the number of shares that each selling stockholder may offer and sell pursuant to this prospectus; and

          (iv) the number of shares of our common stock and the percentage of our outstanding common stock beneficially owned by each such selling stockholder after this offering.

     The shares registered pursuant to this prospectus may be offered from time to time by any of the selling stockholders named below or by those individuals and entities to which they may transfer or distribute the shares. See "Plan of Distribution."

     Except as described below, each of the selling stockholders has sole voting and investment power with respect to the shares beneficially owned by them. In addition, except as described below, none of the selling stockholders has had any material relationship with Concord or any of our predecessors or affiliates within the past three years.

     Since each selling stockholder may sell all, some or none of its shares registered under this prospectus, no estimate can be made of the aggregate number or percentage of shares of common stock that each selling stockholder will beneficially own upon completion of this offering. Thus, for purposes of the table set forth below, we have assumed that the selling stockholders will sell all of the shares of common stock registered for them under this prospectus.

     In calculating the percentage of shares beneficially owned by each selling stockholder after completion of the offering, we have based our calculations on the fact that as of March 31, 2000, a total of 16,175,439 shares of common stock were outstanding.

                                         NUMBER OF SHARES                               NUMBER OF SHARES
                                     BENEFICIALLY OWNED PRIOR                       BENEFICIALLY OWNED AFTER
                                          TO OFFERING (A)                               THE OFFERING (A)
                                     -------------------------      NUMBER OF       ------------------------
NAME                                   NUMBER      PERCENTAGE     SHARES OFFERED     NUMBER      PERCENTAGE
----                                 ----------    -----------    --------------    --------    ------------
Neeraj Agarwal(1)..................    300,564         1.86%          300,564            --           *
Albert Briner(2)...................     14,160(3)         *             2,342        11,818           *
William Coakley....................      2,113            *             2,113            --           *
Robert Cramer(4)...................     71,383(5)         *            60,112        11,271           *
Michael & Jennifer Crismond(6).....     22,760            *            22,760            --           *
Kathleen Doucette..................      1,823(7)         *               931           892           *
Jon G. Foletta.....................        704            *               704            --           *
Brian Goss.........................        626            *               626            --           *
Leonard J. Guida(8)................     25,719(9)         *            22,542         3,177           *
Meaghan Hennessy...................        372            *               372            --           *
Cary L. Johnson(10)................     84,532            *            84,532            --           *
James P. Kelly(11).................      1,708(12)        *             1,144           564           *
Cheryl Krupczak(13)................    411,700         2.59%          411,700            --           *
Robert Krupczak(14)................    403,548         2.54%          403,548            --           *
Katrina Lyon-Smith.................      1,314            *             1,314            --           *
A. Suzanne Meszner-Eltrich.........        322            *               322            --           *
Veera S. Muddana(15)...............      9,014(16)        *             3,464         5,550           *
Philip Reed........................        234            *               234            --           *
Margaret J. Rimmler................      1,928            *             1,928            --           *
Gregory E. Schmeichel..............         64            *                64            --           *
Jo-Anne M. Trayers.................        234            *               234            --           *
James M. Wilson(17)................     56,229(18)        *            52,598         3,361           *
Atlas Venture Entrepreneurs' Fund
  III L.P. ........................      3,645            *             3,645            --           *
Atlas Venture Fund III L.P. .......    167,676         1.04%          167,676            --           *
Comdisco Ventures .................     18,033            *            18,033            --           *
Matrix IV Entrepreneurs Fund,
  L.P. ............................     17,132            *            17,132            --           *
Matrix Partners IV, L.P. ..........    325,511         2.01%          325,511            --           *
North Bridge Venture Partners II,
  L.P. ............................    342,643         2.12%          342,643            --           *
TL Ventures III L.P. ..............    193,604         1.22%          193,604            --           *
TL Ventures III Interfund L.P. ....      6,321            *             6,321            --           *
TL Venture III Offshore L.P. ......     40,525            *            40,525            --           *
                                     ---------        -----         ---------        ------           --
TOTAL..............................  2,526,141        15.62%        2,489,238        36,903           *
                                     =========        =====         =========        ======           ==

---------------
  *  Less than 1%

 (A) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"). Beneficial ownership includes options to purchase common stock exercisable as of March 31, 2000 and options to purchase common stock that will become exercisable within 60 days of March 31, 2000 ("presently exercisable stock options"). Presently exercisable stock options are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (1) Former Vice President and Chief Technology Officer of FirstSense.

 (2) Former software engineer for FirstSense. Currently, a software engineer for Concord.

 (3) Includes 11,818 shares of common stock issuable pursuant to presently exercisable stock options.

 (4) Former Vice President of Marketing and Business Development (October 1997 through August 1999) and then President of Operations and Chief Executive Officer of FirstSense. Currently, a Concord employee assigned to special projects.

 (5) Includes 11,271 shares of common stock issuable pursuant to presently exercisable stock options.

 (6) Michael Crismond served as Vice President of Sales for FirstSense until August 1999.

 (7) Includes 892 shares of common stock issuable pursuant to presently exercisable stock options.

 (8) Former Vice President of Finance and Chief Financial Officer (October 1997 through August 1999) and then Vice President of Operations and Chief Financial Officer of FirstSense. Currently, a Concord employee.

 (9) Includes 3,177 shares of common stock issuable pursuant to presently exercisable stock options.

(10) Former President and Chief Executive Officer of FirstSense until August
     1999.

(11) Former software engineer for FirstSense. Currently, a Concord software engineer.

(12) Includes 564 shares of common stock issuable pursuant to presently exercisable stock options.

(13) Former President, Treasurer and Assistant Secretary of Empire. Currently, a Vice President of Systems Marketing for Concord.

(14) Former Vice President and Secretary of Empire. Currently, a Vice President of Engineering for Concord.

(15) Former software engineer for FirstSense. Currently, a software engineer for Concord.

(16) Includes 5,550 shares of common stock issuable pursuant to presently exercisable stock options.

(17) Former Vice President of Engineering for FirstSense. Currently, a Vice President of Engineering for Concord.

(18) Includes 3,361 shares of common stock issuable pursuant to presently exercisable stock options.

                              PLAN OF DISTRIBUTION

     The shares of our common stock offered under this prospectus may be sold from time to time by or for the account of any of the selling stockholders or by those individuals and entities to whom they pledge, donate, distribute or transfer their shares or other successors in interest.

     The selling stockholders received the shares of common stock offered under this prospectus from Concord in connection with our acquisition of Empire completed on October 29, 1999 or in connection with our acquisition of FirstSense completed on February 4, 2000.

     We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We are paying the expenses of registering these shares for offer and sale by the selling stockholders. Our expenses include, but are not limited to, legal fees, accounting fees, various filing fees and other expenses incident to registering these shares. We are not paying any brokerage commissions incurred by the selling stockholders. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the Exchange Act), arising in connection with this prospectus.

     The distribution of the shares of our common stock offered under this prospectus by the selling stockholders is not subject to any underwriting agreement. The shares may be sold under this prospectus

     - directly to purchasers by the selling stockholders in negotiated transactions;

     - by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers;

     - by or through block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

     - by or through transactions in which a broker or dealer purchases as principal for resale for its own account; or

     - through underwriters or agents.

     The shares of our common stock offered under this prospectus may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and/or the purchasers of the shares. Each selling stockholder will be responsible for payment of any and all commissions to brokers.

     The selling stockholder may also loan or pledge the shares registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares using this prospectus.

     If and when any of the shares covered by this prospectus qualifies for sale under Rule 144 under the Securities Act, they may be sold under Rule 144 rather than under this prospectus.

     Any selling stockholder and any broker-dealer, agent or underwriter that participates with the selling stockholder in the distribution of the shares of common stock of Concord offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The selling stockholders are not restricted as to the price or prices at which they may sell the shares of common stock offered under this prospectus. Sales of such shares at less than the market price may depress the market price of our common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also depress the market price of our common stock.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of our common stock offered under this prospectus may not simultaneously engage in market making activities with respect to the shares for a period of time prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, but not limited to, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholder.

     There is no assurance that any selling stockholder will sell any or all of the shares described in this prospectus and may transfer, devise or gift such securities by other means not described in this prospectus and, upon the transfer, the donee would have the same rights of sale as the selling stockholder under this prospectus. Certain of the selling stockholders may distribute their shares from time to time to their limited and/or general partners, who may sell shares pursuant to this prospectus. In addition, certain of these limited and/or general partners may in turn make further distributions of their shares from time to time, who may sell shares pursuant to this prospectus.

     Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by us.

     We are permitted to suspend the use of this prospectus in connection with sales of the shares of our common stock offered under this prospectus by holders during periods of time if there then exists material, non-public information relating to Concord which, in our reasonable opinion, would not be appropriate for disclosure at that time.

     We will use all commercially reasonable efforts to cause this prospectus to remain effective until June 30, 2001. Concord common stock is listed on the Nasdaq National Market under the symbol "CCRD".

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     Our consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements of FirstSense Software, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our Restated Articles of Organization and our Restated By-Laws provide for indemnification of our directors and officers unless such indemnification is prohibited by the Massachusetts Business Corporation Law. The Massachusetts Business Corporation Law generally permits indemnification of directors and officers for liabilities and expenses that they may incur in such capacities, except with respect to any matter that the indemnified person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of Concord. Reference is made to our corporate charter filed as Exhibit 3.02 to our Registration Statement on Form S-1 filed with the Commission on August 8, 1997, as amended (the "S-1") and Restated By-Laws filed as Exhibit 3.03 to our S-1 and hereby incorporated by reference.

     Pursuant to an agreement between Charles River Partnership VII Limited Partnership and Mr. Richard M. Burnes, Jr., Charles River Partnership VII has agreed to indemnify Mr. Burnes against any liability incurred in his capacity as our director.

     We have entered into indemnification agreements with our directors and officers and have obtained directors and officers liability insurance for the benefit of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." Our website is located at "http://www.concord.com." Information contained on our website is not part of this prospectus.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents previously filed with the SEC, including our annual, current and quarterly reports. The information incorporated herein by reference is considered to be part of this document, except to the extent such information is modified or superseded by information provided herein. Any information that we file later with the SEC, specifically those documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will automatically update and supersede the information in this Prospectus:

     We have filed the following documents with the SEC (File No. 0-23067) and hereby incorporate them by reference:

          1. Our Current Report on Form 8-K, dated April 25, 2000 and filed May 1, 2000, providing consolidated financial statements of FirstSense and Concord as if the two entities had operated as one since inception as amended by Amendment No. 1 filed on May 3, 2000;

          2. Our Annual Report on Form 10-K for the year ended December 31,
     1999;

          3. Our proxy statement, filed on March 22, 2000, for the annual meeting of shareholders for the fiscal year ended December 31, 1999;

          4. Our Current Report on Form 8-K dated February 4, 2000 and filed February 10, 2000, announcing the completion of the FirstSense acquisition, as amended by Amendment No. 1 filed on April 19, 2000 providing certain financial information; and as further amended by Amendment No. 2 filed on April 21, 2000;

          5. Our Current Report on Form 8-K dated January 20, 2000 and filed on January 26, 2000 announcing the signing of the FirstSense acquisition;

          6. Our Current Report on Form 8-K, dated October 29, 1999 and filed November 12, 1999 announcing the signing of the Empire acquisition; and

          7. The "Description of Registrant's Securities to be Registered" contained in our registration statement filed on Form 8-A, filed on September 12, 1997.

     You may request a copy of all of the information incorporated by reference herein, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

           Concord Communications, Inc.
           600 Nickerson Road
           Marlborough, MA 01752
           (508) 460-4646

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate (other than with respect to the Registration Fee and the Nasdaq National Market additional listing fee expense) of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration Fee -- Securities and Exchange Commission......  $ 15,975.53
Nasdaq National Market Additional Listing Fee...............  $ 18,000.00
Accounting Fees and Expenses................................  $514,000.00
Legal Fees and Expenses.....................................  $358,000.00
Miscellaneous...............................................  $ 40,000.00
                                                              -----------
  Total.....................................................  $945,975.53

     Concord will bear all expenses shown above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Restated Articles of Organization and the Restated By-Laws provide for indemnification of our directors and officers unless such indemnification is prohibited by the Massachusetts Business Corporation Law. The Massachusetts Business Corporation Law generally permits indemnification of directors and officers for liabilities and expenses that they may incur in such capacities, except with respect to any matter that the indemnified person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of Concord. Reference is made to our corporate charter filed as Exhibit 3.02 to our Registration Statement on Form S-1 filed with the Commission on August 8, 1997, as amended (the "S-1") and Restated By-Laws filed as Exhibit 3.03 to our S-1 and hereby incorporated by reference.

     Pursuant to an agreement between Charles River Partnership VII Limited Partnership and Mr. Richard M. Burnes, Jr., Charles River Partnership VII has agreed to indemnify Mr. Burnes against any liability incurred in his capacity as our director.

     We have entered into indemnification agreements with our directors and officers and have obtained directors and officers liability insurance for the benefit of our directors and officers.

ITEM 16.  EXHIBITS.

     The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

EXHIBIT NO.                        ITEM AND REFERENCE
-----------                        ------------------
    2.1       Agreement and Plan of Reorganization dated as of October 19,
              1999, by and among Concord Communications, Inc., E
              Acquisition Corp., Empire Technologies, Inc., and the
              stockholders of Empire Technologies, Inc. (filed as Exhibit
              2.1 to the current report on Form 8-K, dated October 29,
              1999 and filed with the Commission on November 12, 1999 and hereby incorporated by reference).
    2.2       Agreement and Plan of Reorganization dated as of January 20,
              2000, by and among Concord Communications, Inc., F
              Acquisition Corp., and FirstSense Software, Inc. (filed as
              Exhibit 2.1 to the current report on Form 8-K dated February
              4, 2000 and filed with the Commission on February 10, 2000 and hereby incorporated by reference).

EXHIBIT NO.                        ITEM AND REFERENCE
-----------                        ------------------
    3.1       Restated Articles of Organization of Concord Communications,
              Inc. (filed as Exhibit 3.02 to the Registration Statement on
              Form S-1 of Concord Communications, Inc., filed with the
              Commission on August 8, 1997, as amended and hereby
              incorporated by reference).
    3.2       Restated By-laws of Concord Communications, Inc. (filed as
              Exhibit 3.03 to the Registration Statement on Form S-1 of
              Concord Communications, Inc., filed with the Commission on
              August 8, 1997, as amended and hereby incorporated by
              reference).
    4.1       Registration Rights Agreement, dated as of October 29, 1999 by and among Concord Communications, Inc., Cheryl Krupczak and Robert Krupczak (filed herewith).
    4.2       Registration Rights Agreement, dated as of February 4, 2000 by and among Concord Communications, Inc. and Timothy
              Barrows as Securityholder Agent (filed as Exhibit 99.1 to
              the current report on Form 8-K dated February 4, 2000 and
              filed with the Commission on February 10, 2000 and hereby
              incorporated by reference).
    5.1       Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed
              herewith)
   23.1       Consent of Arthur Andersen LLP (filed herewith)
   23.2       Consent of Testa, Hurwitz & Thibeault, LLP (included in
              Exhibit 5.1)
   23.3       Consent of KPMG LLP (filed herewith)
   24         Power of Attorney (contained on Signature Pages)

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered ) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Marlborough, Commonwealth of Massachusetts on May 2, 2000.

                                          Concord Communications, Inc.

                                          By:      /s/ JOHN A. BLAESER
                                            ------------------------------------
                                                      John A. Blaeser
                                                  Chief Executive Officer
                                                       and President

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Concord Communications, Inc., hereby severally constitute and appoint John A. Blaeser and Melissa H. Cruz and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-3 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors of Concord Communications, Inc., to enable Concord Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                       NAME                                        CAPACITY                   DATE
                       ----                                        --------                   ----

                /s/ JOHN A. BLAESER                  Chief Executive Officer, President    May 2, 2000
---------------------------------------------------    and Director (Principal Executive
                  John A. Blaeser                      Officer)

                /s/ MELISSA H. CRUZ                  Chief Financial Officer, Executive    May 2, 2000
---------------------------------------------------    Vice President of Finance
                  Melissa H. Cruz                      (Principal Financial and
                                                       Accounting Officer)

           /s/ FREDERICK W. W. BOLANDER              Director                              May 2, 2000
---------------------------------------------------
             Frederick W. W. Bolander

            /s/ RICHARD M. BURNES, JR.               Director                              May 2, 2000
---------------------------------------------------
              Richard M. Burnes, Jr.

                /s/ ROBERT C. HAWK                   Director                              May 2, 2000
---------------------------------------------------
                  Robert C. Hawk

               /s/ JOHN ROBERT HELD                  Director                              May 2, 2000
---------------------------------------------------
                 John Robert Held

                 /s/ DEEPAK KAMRA                    Director                              May 2, 2000
---------------------------------------------------
                   Deepak Kamra

              /s/ ROBERT M. WADSWORTH                Director                              May 2, 2000
---------------------------------------------------
                Robert M. Wadsworth

                               INDEX TO EXHIBITS

EXHIBIT NO.                        ITEM AND REFERENCE
-----------                        ------------------
    2.1       Agreement and Plan of Reorganization dated as of October 19,
              1999, by and among Concord Communications, Inc., E
              Acquisition Corp., Empire Technologies, Inc., and the
              stockholders of Empire Technologies, Inc. (filed as Exhibit
              2.1 to the current report on Form 8-K, dated October 29,
              1999 and filed with the Commission on November 12, 1999 and hereby incorporated by reference).
    2.2       Agreement and Plan of Reorganization dated as of January 20,
              2000, by and among Concord Communications, Inc., F
              Acquisition Corp., and FirstSense Software, Inc. (filed as
              Exhibit 2.1 to the current report on Form 8-K dated February
              4, 2000 and filed with the Commission on February 10, 2000 and hereby incorporated by reference).
    3.1       Restated Articles of Organization of Concord Communications,
              Inc. (filed as Exhibit 3.02 to the Registration Statement on
              Form S-1 of Concord Communications, Inc., filed with the
              Commission on August 8, 1997, as amended and hereby
              incorporated by reference).
    3.2       Restated By-laws of Concord Communications, Inc. (filed as
              Exhibit 3.03 to the Registration Statement on Form S-1 of
              Concord Communications, Inc., filed with the Commission on
              August 8, 1997, as amended and hereby incorporated by
              reference).
    4.1       Registration Rights Agreement, dated as of October 29, 1999 by and among Concord Communications, Inc., Cheryl Krupczak and Robert Krupczak (filed herewith).
    4.2       Registration Rights Agreement, dated as of February 4, 2000 by and among Concord Communications, Inc. and Timothy
              Barrows as Securityholder Agent (filed as Exhibit 99.1 to
              the current report on Form 8-K dated February 4, 2000 and
              filed with the Commission on February 10, 2000 and hereby
              incorporated by reference).
    5.1       Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed
              herewith)
   23.1       Consent of Arthur Andersen LLP (filed herewith)
   23.2       Consent of Testa, Hurwitz & Thibeault, LLP (included in
              Exhibit 5.1)
   23.3       Consent of KPMG LLP (filed herewith)
   24         Power of Attorney (contained on Signature Pages)